Exhibit 99.1
COVANTA HOLDING CORPORATION REPORTS
2008 THIRD QUARTER RESULTS;
REAFFIRMS 2008 GUIDANCE
FAIRFIELD, NJ, October 22, 2008 – Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the three months ended September 30, 2008. Diluted earnings per share rose by 28% to $0.32 in the third quarter of 2008, up from $0.25 in the third quarter of 2007.
Third Quarter Results
For the three months ended September 30, 2008, consolidated operating revenues grew 25% to $439 million, up from $352 million in the prior year comparative period.
Domestic segment revenue grew 14% to $355 million, driven primarily by the contribution of revenue from acquisitions completed in 2007 and higher prices for energy and recycled metals. Contractual escalation in service fees and higher volumes at tip fee facilities also contributed to the increase. Domestic plant operating expenses increased by 12%, primarily due to the incremental expenses associated with businesses acquired in 2007 and escalating material and plant maintenance costs.
International segment revenue increased by $43 million to $80 million, and international plant operating expenses increased by $39 million to $67 million. The revenue and expense increases were driven primarily by increased electricity sales at two facilities located in India.
Cash Flow Provided by Operating Activities (“Operating Cash Flow”) was $107 million in the third quarter. Adjusted EBITDA was $168 million.
Anthony Orlando, President and Chief Executive Officer of Covanta, stated that “Our third quarter results were strong and in line with expectations. During this period of market volatility, we appreciate the stability of our highly contracted business model, strong balance sheet and experienced team. With three quarters of the year complete, we continue to anticipate that our full year results will come in near the high end of our published guidance ranges, notwithstanding the recent pullback in electricity and metal prices. Furthermore, our prospects remain bright with long-term trends supporting increased demand for renewable energy and sustainable waste disposal. We continue to advance our pipeline of development projects and we are well positioned to take advantage of the M&A landscape which has clearly shifted in our favor.”
Year-to-Date Results
For the nine months ended September 30, 2008, total Company operating revenues rose by 21% to $1.3 billion. Operating Cash Flow was $267 million and Adjusted EBITDA was $436 million.
2008 Guidance
     The Company is reaffirming its guidance for 2008 for the following key metrics:
-	Adjusted EBITDA of $550 million to $575 million;

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-	Diluted earnings per share of $0.90 to $1.00; and

-	Operating Cash Flow of $380 million to $420 million.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, October 23, 2008 to discuss its results for the three and nine months ended September 30, 2008. To participate, please dial 877-719-9810 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States, please dial 719-325-4824. The conference call will also be webcast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:30 am (Eastern) on Thursday, October 23, 2008 through midnight (Eastern) on Friday, October 31, 2008. To access the replay, please dial 888-203-1112 or 719-457-0820 and use the replay pass code: 9244630. The web cast will also be archived on www.covantaholding.com.
About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 38 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 16 million tons of waste into more than 8 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2007, and in subsequent securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking

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statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Contacts:
Marisa F. Jacobs, Esq.
Vice President, Investor Relations and Corporate Communications
1-973-882-4196
Vera Carley
Media Relations Manager
1-973-882-2439
Attachments

Exhibit 1
Covanta Holding Corporation
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$238,304	$212,088	$698,616	$629,039
Electricity and steam sales	183,821	123,684	500,718	364,165
Other operating revenues	16,546	16,578	51,099	44,495

Total operating revenues	438,671	352,350	1,250,433	1,037,699

Operating expenses
Plant operating expenses (A)	245,966	187,874	743,585	589,442
Depreciation and amortization expense	51,980	50,540	152,144	147,019
Net interest expense on project debt	13,745	12,501	41,282	40,992
General and administrative expenses	23,282	18,483	70,571	60,704
Write-down of assets, net of insurance recoveries (A)	—	—	—	4,925
Other operating expenses	15,615	11,325	47,474	37,498

Total operating expenses	350,588	280,723	1,055,056	880,580

Operating income	88,083	71,627	195,377	157,119

Other income (expense)
Investment income	1,520	1,963	4,212	8,966
Interest expense	(10,593)	(16,018)	(35,876)	(51,996)
Loss on extinguishment of debt (B)	—	(65)	—	(32,071)

Total other expenses	(9,073)	(14,120)	(31,664)	(75,101)

Income before income tax expense, minority interests and equity in net income from unconsolidated investments	79,010	57,507	163,713	82,018
Income tax expense	(31,687)	(23,768)	(65,483)	(34,414)
Minority interests	(3,166)	(2,055)	(7,260)	(5,544)
Equity in net income from unconsolidated investments	5,543	6,731	18,355	16,153

Net Income	$49,700	$38,415	$109,325	$58,213

Earnings Per Share:
Basic	$0.32	$0.25	$0.71	$0.38

Weighted Average Shares	153,411	153,035	153,321	152,504

Diluted	$0.32	$0.25	$0.71	$0.38

Weighted Average Shares	154,833	154,319	154,751	153,844

(A)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, during the first quarter of 2007, which represented a preliminary estimate of the net book value of the damaged assets. During the nine months ended September 30, 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction, $2.7 million related to clean-up costs, and $2.0 million related to business interruption losses.

During the remainder of the year ended December 31, 2007, Covanta reduced the impairment recorded by $1.0 million, pre-tax, based upon additional analysis as the facility was being restored and recorded additional insurance recoveries of $4.0 million related to repair and reconstruction. During the nine months ended September 30, 2008, Covanta recorded insurance recoveries of $5.2 million related to business interruption losses.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta has received proceeds under such policies, as discussed above, but cannot predict whether or when they will receive additional proceeds under such policies. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses.

(B)	During the first quarter of 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax.

Exhibit 2
Covanta Holding Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2008	2007	2008	2007	Estimated 2008
	(Unaudited, in thousands)
Net Income	$49,700	$38,415	$109,325	$58,213	$140,000 - $155,000

Depreciation and amortization expense	51,980	50,540	152,144	147,019	206,000

Debt service:
Net interest expense on project debt	13,745	12,501	41,282	40,992
Interest expense	10,593	16,018	35,876	51,996
Investment income	(1,520)	(1,963)	(4,212)	(8,966)

Subtotal debt service	22,818	26,556	72,946	84,022	95,000 - 92,000

Income tax expense	31,687	23,768	65,483	34,414	78,000 - 85,000

Other adjustments: (A)
Change in unbilled service receivables	2,416	5,087	6,701	15,278
Non-cash compensation expense	3,325	3,719	11,386	10,126
Other	2,428	1,120	10,476	4,757

Subtotal other adjustments	8,169	9,926	28,563	30,161	24,000 - 30,000

Write-down of assets, net of insurance recoveries (B)	—	—	—	4,925

Loss on extinguishment of debt (C)	—	65	—	32,071

Minority interests	3,166	2,055	7,260	5,544	7,000

Total adjustments	117,820	112,910	326,396	338,156

Adjusted EBITDA (D)	$167,520	$151,325	$435,721	$396,369	$550,000 - $575,000

(A)	These items represent amounts that are non-cash in nature.

(B)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, during the first quarter of 2007, which represented a preliminary estimate of the net book value of the damaged assets. During the nine months ended September 30, 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction, $2.7 million related to clean-up costs, and $2.0 million related to business interruption losses.

During the remainder of the year ended December 31, 2007, Covanta reduced the impairment recorded by $1.0 million, pre-tax, based upon additional analysis as the facility was being restored and recorded additional insurance recoveries of $4.0 million related to repair and reconstruction. During the nine months ended September 30, 2008, Covanta recorded insurance recoveries of $5.2 million related to business interruption losses.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta has received proceeds under such policies, as discussed above, but cannot predict whether or when they will receive additional proceeds under such policies. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses.

(C)	During the first quarter of 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax.

(D)	The components of Adjusted EBITDA are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited, in thousands)
Impact of SEMASS fire (1)	$(25)	$1,762	$5,112	$(2,550)

All other	167,545	149,563	430,609	398,919

Adjusted EBITDA	$167,520	$151,325	$435,721	$396,369

(1)	For 2008, this amount primarily includes insurance recoveries for business interruption losses. For 2007, this amount represents plant operating expenses related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

Exhibit 3
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2008	2007	2008	2007	Estimated 2008
	(Unaudited, in thousands)
Cash flow provided by operating activities	$107,121	$98,737	$267,498	$244,324	$380,000 - $420,000

Debt service	22,818	26,556	72,946	84,022	95,000 - 92,000

Amortization of debt premium and deferred financing costs	1,814	2,004	5,505	7,989	7,000

Other	35,767	24,028	89,772	60,034	68,000 - 56,000

Adjusted EBITDA	$167,520	$151,325	$435,721	$396,369	$550,000 - $575,000

Exhibit 4
Covanta Holding Corporation
Statements of Cash Flows Selected Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Full Year
	2008	2007	2008	2007	Estimated 2008
	(Unaudited, in thousands)
Cash flow provided by operating activities	$107,121	$98,737	$267,498	$244,324	$380,000 - $420,000

Uses of cash flow provided by operating activities
Purchase of property, plant and equipment (A)
Capital expenditures associated with SEMASS fire (B)	$(536)	$(4,942)	$(2,637)	$(15,321)
Capital expenditures associated with certain acquisitions (C)	(3,640)	(3,365)	(14,275)	(3,365)
Alternative energy technology development (D)	(2,274)	—	(3,846)	—
All other capital expenditures (E)	(7,086)	(8,908)	(46,542)	(41,545)	($60,000)

Total purchases of property, plant and equipment	$(13,536)	$(17,215)	$(67,300)	$(60,231)

Acquisition of businesses, net of cash acquired	$—	$(55,816)	$(20,128)	$(63,255)
Purchase of equity interest	$—	$—	$(18,503)	$(10,253)
Principal payments on project debt	$(9,167)	$(7,904)	$(74,331)	$(73,393)	($167,000)

(A)	Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(B)	Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement is insured under the terms of the applicable insurance policy, subject to deductibles. Covanta expects the cost of repair or replacement not recovered, representing deductibles under such policy, will not be material. During the twelve months ended December 31, 2007 and the nine months ended September 30, 2008, Covanta received $9.4 million and $6.3 million, respectively, in insurance proceeds related to property damage, which is included as Property Insurance Proceeds in the investing activities section of Covanta’s statement of cash flows for the respective periods. Covanta cannot predict whether or when they will receive additional proceeds under such policies.

(C)	Capital Expenditures were incurred at four facilities that Covanta acquired in 2008 and 2007 primarily to improve the productivity or environmental performance of those facilities. The majority of these expenditures were incurred at the two California biomass facilities acquired in July 2007. Covanta invested approximately $8 million prior to December 31, 2007 and approximately $11 million during the nine months ended September 30, 2008 in capital improvements in these biomass facilities. Although, in accordance with GAAP, this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(D)	Capital Expenditures for various agreements with multiple partners for the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy.

(E)	Capital Expenditures primarily to maintain existing facilities.

Exhibit 5
Covanta Holding Corporation
Components of Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
Write-down of assets, net of insurance recoveries and tax (A)	$—	$—	$—	$(0.02)

Impact of SEMASS fire, net of insurance recoveries and tax (B)	—	0.01	0.02	(0.01)

Loss on extinguishment of debt, net of tax (C)	—	—	—	(0.12)

All other	0.32	0.24	0.69	0.53

Diluted Earnings Per Share	$0.32	$0.25	$0.71	$0.38

(A)	On March 31, 2007, the SEMASS energy-from-waste facility experienced a fire in the front-end receiving portion of the facility. Damage was extensive to this portion of the facility and operations at the facility were suspended completely for approximately 20 days. As a result of this loss, Covanta recorded an asset impairment of $18.3 million, pre-tax, during the first quarter of 2007, which represented a preliminary estimate of the net book value of the damaged assets. During the nine months ended September 30, 2007, Covanta recorded insurance recoveries of $13.3 million related to repair and reconstruction, $2.7 million related to clean-up costs, and $2.0 million related to business interruption losses.

During the remainder of the year ended December 31, 2007, Covanta reduced the impairment recorded by $1.0 million, pre-tax, based upon additional analysis as the facility was being restored and recorded additional insurance recoveries of $4.0 million related to repair and reconstruction. During the nine months ended September 30, 2008, Covanta recorded insurance recoveries of $5.2 million related to business interruption losses.

The cost of repair or replacement, and business interruption losses, are insured under the terms of applicable insurance policies, subject to deductibles. Covanta has received proceeds under such policies, as discussed above, but cannot predict whether or when they will receive additional proceeds under such policies. Insurance recoveries are recorded as a reduction to the loss related to the write-down of assets where such recoveries relate to repair and reconstruction costs, or as a reduction to operating expenses where such recoveries relate to other costs or business interruption losses.

(B)	For 2008, this amount primarily includes insurance recoveries for business interruption losses. For 2007, this amount represents plant operating expenses related to the SEMASS fire, but excludes lost revenue during the restoration of the SEMASS energy-from-waste facility.

(C)	During the first quarter of 2007, Covanta completed public offerings of common stock and 1.00% Senior Convertible Debentures, and Covanta Energy closed on new credit facilities. In addition, Covanta Energy completed tender offers for outstanding notes previously issued by its intermediate subsidiaries. As a result of the recapitalization, Covanta recognized a loss on extinguishment of debt of approximately $32.1 million, pre-tax.

Discussion of Non-GAAP Financial Measures
To supplement our results prepared in accordance with United States generally accepted accounting principles (“GAAP”), we use the measure of Adjusted EBITDA, which is a non-GAAP measure as defined by the Securities and Exchange Commission. The non-GAAP financial measure of Adjusted EBITDA described below, and used in the tables above, is not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, our non-GAAP financial measure may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
We use a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of our business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy Corporation, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business. We also use this non-GAAP financial measure as a significant criterion of performance-based components of employee compensation.
Adjusted EBITDA should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of September 30, 2008. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 4.25 to 1.00 (which declines for quarterly periods after September 30, 2008), which measures Covanta Energy’s Consolidated Adjusted Debt, (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA; and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and nine months ended September 30, 2008 and 2007, reconciled for each such periods to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.